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                                    EXHIBIT 1

                   ANNOUNCEMENT OF LIQUIDATION OF A SUBSIDIARY

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                              (English Translation)

                                                                  April 27, 2004

To whom it may concern:
                             WACOAL CORP.
                             Yoshikata Tsukamoto, President and Director
                             (Code Number:  3591)
                             (Tokyo Stock Exchange, First Section)
                             (Osaka Securities Exchange, First Section)
                             Ikuo Otani, Director of Finance, Corporate Planning


                   Announcement of Liquidation of a Subsidiary
                   -------------------------------------------

     We hereby announce that the following subsidiary of the Company will be liquidated.

1.   Outline of the subsidiary to be liquidated

     (1)  Name of the subsidiary:     Point Up Inc.
          Head office:                5-6, Kita-Aoyama 3-chome, Minato-ku, Tokyo
          Representative:             Toru Kawashima, President and Director
          Main business:              Manufacture and sale of garments
          Incorporation:              August 1987
          Stated capital:             50 million yen
          Major shareholder:          Wacoal Corp. (100%)
          Fiscal year end:            March 31

     (2)  Reason for liquidation
          Point Up Inc. has been engaged in the manufacture and sale of garments under the "HAI" brand through department stores and boutiques. Although the company's net sales were 3.7 billion yen for the fiscal year ended March 31, 1999, since that time its sales and profits have declined and, for each of the past three fiscal years, the company has recorded losses. We have decided to dissolve and liquidate the company around February 2005 because we believe it will be difficult to achieve profitability if it remains in business.

     (3)  Schedule of liquidation

          February 2005                 Resolution to dissolve the
                                        company at shareholders
                                        meeting (scheduled)

2.   Effect on the Company's financial results

     The liquidation will not have a material effect on the Company's financial results.

                                            Contact: Wacoal Corp.
                                                     Public Relations Department
                                                     (Tel: 075-682-1006)

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